Exhibit 99.1

January 25, 2012

To Our Shareholders:

With warm greetings for the New Year.

When you are 70 years old and have spent 45 years with the same company, you know the time will inevitably come to step away and allow others to take charge. That time has come for me at The Palmetto Bank. I have been privileged to be a part of the finest banking organization in our state. Our purpose during our 105 year history has been noble and we have enriched the lives of many individuals, businesses and organizations. I want to thank my teammates for their loyalty, support and friendship for all these many years. They have been like family and their many acts of kindness will always be remembered.

It is time for me to move along and I will not stand for re-election as a Board member when my three year term ends at the 2012 annual meeting of shareholders in May. As a result, when our Board of Directors elected its Chairman for 2012 the Board selected Michael D. Glenn of Anderson. Mike has served on the Board for 18 years and as the Lead Independent Director for the past few years, has provided outstanding counsel to our Board, and will serve with distinction as your new Board Chairman.

I am convinced that The Palmetto Bank is close to completing the road to recovery and that the Bank will return to profitability in 2012. This will occur because of the talented leadership of the Bank and our incredibly dedicated team. After their three years with the Bank, I am absolutely confident that our Bank has outstanding executive management leadership in Sam Erwin, President and Chief Executive Officer and Lee Dixon, Chief Operating Officer. Their leadership, and that of their team, has been proven under fire and extreme hardship through the economic challenges of the past few years. I am confident that The Palmetto Bank has a unique franchise and a great future and will once again build long-term value for our shareholders.

On a more personal note, I had a heart attack in 2004 and I have viewed the years since that episode as a gift. I feel fortunate to still have that opportunity “to make every day count” and I know that Robert Frost was right: I have promises to keep, and miles to go before I sleep.

It has been my pleasure to serve you at The Palmetto Bank for the past 45 years. Best wishes for the continued success of the Bank!

Sincerely,

Leon Patterson

The Palmetto Bank is a wholly owned subsidiary of Palmetto Bancshares, Inc.